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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): January 25, 2002



                             XO COMMUNICATIONS, INC.
               (Exact name of registrant as specified in charter)


DELAWARE                           0-30900                       54-1983517
(State or other               (Commission File                 (IRS Employer
jurisdiction of                    Number)                   Identification No.)
incorporation)



11111 SUNSET HILLS ROAD, RESTON, VIRGINIA                           20190
(Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, including area code: 703-547-2000



          (Former name or former address, if changed from last report)
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Item 5. Other Events

            In December 2001 and January 2002, XO Communications, Inc. (the "Company") entered into confidentiality agreements with certain members of an informal committee of its senior noteholders, in order to facilitate discussion of a proposed reorganization of its capital structure. Pursuant to those agreements, the Company disclosed information to certain members of that committee in January 2002, including certain financial information derived from its then-current financial projections. The applicable confidentiality agreements now require the Company to make this information available to the public, notwithstanding the fact that the financial projections from which it is derived have since been superseded by actual results and revised internal projections, which remain confidential and have not been provided to the senior noteholders. In the course of negotiating the proposed reorganization, members of the committee have also been apprised on a confidential basis of the terms and conditions of various investment proposals and the status of negotiations with prospective investors and other constituencies, which, except as described below, have not yet resulted in definitive agreements.

            Exhibit 99.1 to this Report includes this financial information along with relevant commentary regarding the Company's current assessment of areas in which actual results may vary from the expectations reflected in the information. The current state of negotiations regarding a financing proposal made by affiliates of Carl Icahn is summarized below.

            On April 1, 2002, Mr. Carl Icahn, through his Chelonian Corp. affiliate, (the "Icahn Group") and certain members of an informal committee of the Company's senior noteholders submitted a draft term sheet to the Company (the proposal contemplated by such term sheet, as modified to reflect the discussions among the various parties subsequent to its delivery, the "Icahn Proposal") contemplating a corporate reorganization, described below, and the purchase by the Icahn Group of a 55% ownership interest in the business and assets currently operated by the Company and its subsidiaries for $550 million in cash.

            To implement the transaction contemplated by the Icahn Proposal, the Company would file for protection under Chapter 11 of the bankruptcy code. As part of the consideration for this transaction, the Company would be required to engage in a corporate reorganization in which a limited liability company subsidiary ("XO Holdings") would serve as an intermediate holding company holding interests in newly created limited liability company subsidiaries that would, following the corporate reorganization, conduct substantially all of the Company's businesses and hold substantially all of its operating assets.

            Under the plan of reorganization contemplated by the Icahn Proposal, the Company's equity and subordinated debt would be cancelled, and senior noteholders and holders of certain other claims against the Company would receive common equity interests in the reorganized Company. As part of the plan of reorganization, the Icahn Group would purchase, and the senior notes held by the Icahn Group would be converted into, a separate class of common stock initially having 49% of the voting power in reorganized XO, and the Icahn Group would initially nominate a majority of the members of the Company's board of directors.

            The $550 million investment provided for in the Icahn Proposal would be implemented by the Icahn Group's purchase of 50% of XO Holdings' common equity for $500
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million, leaving the reorganized Company as the owner of the remaining 50%
common equity interest in XO Holdings, and the purchase by the Icahn Group of 10% of the common stock of the reorganized Company (representing an indirect interest in 5% of XO Holdings' equity) from the Company for $50 million. The Plan of Reorganization would also provide for the establishment of a stock option plan covering 14% of the reorganized Company's common stock (representing an indirect interest in 7% of the common equity of XO Holdings.) After the restructuring, holders of equity in the reorganized Company would have certain tag-along rights and other protections for minority holders for three and a half years.

            The investment and corporate reorganization transactions contemplated by the Icahn Proposal are contingent upon the approval of the holders of the Company's $1 billion senior credit facility, including their consent to longer maturities and extension of prepayment dates, as well as changes in a number of financial and operational covenants.

            The Company is continuing its discussions with its lending institutions, holders of its senior unsecured notes and the Icahn Group with a goal of reaching consensual agreement that would permit it to complete its balance sheet restructuring expeditiously. In the meantime, the Company's previously-announced agreement with affiliates of Forstmann Little & Co. and Telefonos de Mexico S.A., de C.V. (the "Forstmann Little/Telmex Agreement") remains in effect. There can be no assurance that the negotiations with respect to the Icahn Group proposal will lead to agreement, or that, failing such an agreement, that the Forstmann Little/Telmex Agreement would lead to a viable alternative restructuring plan.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits. XO Communications, Inc.

      99.1 Projections from the Senior Note Holder Presentation of January 25, 2002
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        XO COMMUNICATIONS, INC.


                                        By: /s/ Gary D. Begeman
                                            ------------------------------------
                                            Name:  Gary D. Begeman
                                            Title: Senior Vice President,
                                                   General Counsel and Secretary

May 1, 2001
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                                  Exhibit Index

         Exhibit No.                      Description
         -----------                      -----------
            99.1        Projections from the Senior Note Holder Presentation of
                        January 25, 2002.